SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2004

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

371 Bel Marin Keys Boulevard, Suite 210, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

Not Applicable

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets.

On May 18, 2004, BioMarin Pharmaceutical Inc. (the “Registrant”) completed its acquisition of the business of making, manufacturing, marketing, selling, distributing and developing ORAPRED®*, certain oral liquid prednisolone solution products and oral dissolving tablet prednisolone products (the “Pediatrics Business”) conducted by Ascent Pediatrics, Inc. (“Ascent”), a subsidiary of Medicis Pharmaceutical Corporation (“Medicis”).

Under the terms of the asset purchase agreement, securities purchase agreement, and license agreement (collectively, the “Transaction Agreements”) that govern the transactions, the Registrant (i) acquired from Medicis, Ascent and Medicis Manufacturing Corporation, a wholly-owned subsidiary of Medicis, certain pharmaceutical assets relating to the Pediatrics Business, including ORAPRED® inventory, tangible assets, sales-related materials, contracts, and copyrights, in consideration for the payment of approximately $765,582 in cash and the assumption of certain liabilities under contracts entered into in connection with the Pediatrics Business, (ii) obtained from Medicis an option (the “Option”) to purchase, in approximately five years, all of the issued and outstanding capital stock of Ascent in consideration for the payment of $62.0 million in cash and $20.0 million in the Registrant’s common stock, and (iii) obtained from Ascent a worldwide, exclusive license to (with a right to sublicense) certain assets used in or relating to the Pediatrics Business, including technology, trademarks and improvements, in consideration for license payments totaling approximately $93.0 million in cash, which are to be paid over a five-year period and the assumption by the Registrant of $15.0 million of liabilities. The Registrant is obligated to exercise the Option in approximately five years unless product sales from the Pediatrics Business for the twelve months ending March 31, 2009 exceed 150% of the Pediatrics Business product sales in the twelve months ended March 31, 2004, in which event the Registrant has the right to elect not to exercise the Option. The exercise of the Option is subject to acceleration on specified material breaches of the license or a bankruptcy or insolvency proceeding involving Medicis or Ascent, and if such acceleration is due to a specified breach of the license by the Registrant, then all license payments will become due on the closing date for the purchase of shares under the Option. The license is terminable upon specified material breaches of the license and in the event of a specified breach by the Registrant, at Ascent’s election, the license becomes non-exclusive. In connection with the acquisition of the Pediatrics Business of Ascent, the Registrant also employed approximately 70 employees of Ascent involved in the sales and marketing activities of the Pediatrics Business.

The cash consideration that the Registrant paid at the closing was paid from the working capital of the Registrant and the Registrant anticipates that the cash consideration to be paid in the future in connection with the exercise of the Option and the under the license will be paid from the working capital of the Registrant. The shares of the Registrant’s Common Stock to be issued in connection with the exercise of the Option will be measured by the average closing sales price per share of Registrant’s Common Stock over the twenty trading days immediately preceding the Option closing date.

The amount of the consideration given, or to be given, in connection with the Transaction Agreements was based on a variety of factors, including the advise of the Registrant’s financial advisors and the value of comparable assets and transactions.

*	ORAPRED® is a registered trademark of Medicis Pediatrics, Inc., formerly known as Ascent Pediatrics, Inc., and is used under license.

Item 7.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired/Pro Forma Financial Information

Financial statements are not included in this initial report. The Registrant intends to file the required financial statements with respect to this transaction within sixty days of the date of the filing of this report.

(c) Exhibits

The following exhibits are filed herewith:

Exhibit 2.1 Asset Purchase Agreement dated as of April 20, 2004, by and among BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics Inc. and BioMarin Pediatrics Inc.

Exhibit 2.2 Securities Purchase Agreement dated as of May 18, 2004, by and among BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics Inc. and BioMarin Pediatrics Inc.

Exhibit 2.3 License Agreement dated as of May 18, 2004, by and among BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics Inc. and BioMarin Pediatrics Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: June 2, 2004	By:	/s/ Louis Drapeau

Louis Drapeau Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Asset Purchase Agreement dated as of April 20, 2004, by and among BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics, Inc. and BioMarin Pediatrics Inc.

Exhibit 2.2	Securities Purchase Agreement dated as of May 18, 2004, by and BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics, Inc. and BioMarin Pediatrics Inc.

Exhibit 2.3	License Agreement dated as of May 18, 2004, by and among BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, Ascent Pediatrics, Inc. and BioMarin Pediatrics Inc.